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Exhibit 10.23

RELEASE

        This RELEASE (the "Release") is executed as of the 22nd day of August 2002, by Lance Boxer ("Boxer") in favor of the parties specified below, and is delivered in furtherance, and as part of, that certain Settlement Agreement dated as of July 30, 2002 (the "Agreement"), that was executed by and among, Sphera Optical Networks N.A., Inc. and Sphera Optical Networks, Inc. (collectively, "Sphera"), Universal Access, Inc. ("Universal"), Boxer, Scott Ryan, Louise Bell, Todd Constable and Rich Van Leeuwen (collectively, the "Executives"), Finn Dixon & Herling LLP, on behalf of certain entities listed in Schedule I of the Agreement (the "Bridge Noteholders") and the Committee (as that term is defined in the Agreement). Unless otherwise defined, capitalized terms used herein shall have the same meanings as prescribed in the Agreement.

        Upon the Approval Date:

        Boxer, on behalf of himself and his heirs, estates, executors, administrators and personal representatives, releases absolutely and forever discharges (i) Sphera, any party acting on behalf of either of them, whether by operation of law or statute, their affiliates, shareholders, officers, directors, attorneys, accountants, present and former employees and agents and the successors and assigns of the foregoing (ii) Universal and it parent company, any party acting on its or its parent's behalf, whether by operation of law or statute, its and its parent company's affiliates, shareholders, officers, directors, attorneys, accountants, present and former employees and agents, and the successors and assigns of the foregoing, (iii) the Executives and their heirs, estates, executors, administrators and personal representatives and (iv) the Bridge Noteholders, any party acting on behalf of any of them, whether by operation of law or statute, and their affiliates, partners, members, shareholders, officers, directors, attorneys, accountants, present and former employees, agents, and the successors and assigns of the foregoing from any and all claims, charges, demands, debts, liabilities, accounts, reckonings, obligations, actions, sums of money, claims in equity, rights, damages, personal injuries, loss of wages, damages to property, actions for sanctions, attorneys' fees and causes of action of every kind and nature whatsoever, now or in the future, whether or not known or suspected at this time, whether fixed or contingent, whether anticipated or unanticipated, liquidated or unliquidated by reason of any matter, cause, thing, charge, claim, right or action whatsoever occurring on or prior to the date of this Release and based upon, arising out of, or related to (a) any transactions or events relating to Sphera and/or the conduct of Sphera's business, (b) the filing of Sphera's bankruptcy petitions and the events leaving thereto, (c) Universal's contemplated acquisition of the assets of Sphera in the Bankruptcy Case or its termination thereof; (d) Universal's extension of financing to Sphera during the pendency of Sphera's bankruptcy proceedings or Universal's termination thereof; (e) matters that were, or could have been, raised by the Sphera Releasing Parties or Universal in that certain adversary proceeding captioned Sphera Optical Networks N.A., Inc. v. Universal Access, Inc., including in relation to the counterclaim asserted by Universal therein or Sphera's defenses thereto; (f) any loan agreement or facility between any of the Bridge Noteholders and Universal (or its affiliates); and (g) any claim which any of the releasing parties may have against any of the released parties and which could (if not for this Release) have been brought in the Bankruptcy Case or any proceeding relating thereto.

        Notwithstanding the foregoing, this Release shall not release or impair in any way any claim for the enforcement of the Agreement.

/s/ LANCE BOXER Lance Boxer

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RELEASE